Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-122414, 333-65054, 333-55578, 333-83233 on Form S-8 and 333-119274, 333-109929, 333-115128, 333-139590 and 333-139109 on Form S-3 of our report dated February 26, 2007, relating to the financial statements of priceline.com, Incorporated (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of priceline.com, Incorporated for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

February 26, 2007